FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO                                                                                                           Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman                                                                                                               (508) 230-1828 (T)

 NASDAQ Panel Grants Pressure BioSciences’ Request for Continued Listing

South Easton, MA, December 8, 2011 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced that on December 7, 2011 the Company received notice that the NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing on The NASDAQ Capital Market subject to, among other things, the Company’s demonstration of compliance with the applicable minimum stockholders’ equity requirement of $2.5 million by February 29, 2012.

While the Company is working toward regaining compliance with all applicable requirements for continued listing on The NASDAQ Capital Market, including both the minimum stockholders’ equity and the minimum bid price of $1.00 per share, there can be no assurance that the Company will be able to demonstrate compliance by the deadline set forth above or that the Panel will grant the Company an extension in the event compliance is not timely achieved.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (NASDAQ: PBIO) is focused on the development, marketing, and sale of proprietary laboratory instrumentation and associated consumables based on Pressure Cycling Technology (“PCT”). PCT is a patented, enabling technology platform with multiple applications in the estimated $6 billion life sciences sample preparation market. PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels to control bio-molecular interactions. PBI currently focuses its efforts on the development and sale of PCT-enhanced sample preparation systems (instruments and consumables) for mass spectrometry, biomarker discovery, bio-therapeutics characterization, vaccine development, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward-Looking Statements

Statements contained in this press release regarding PBI's intentions, hopes, beliefs, expectations, or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: that if the Company fails to achieve its plan to regain compliance with the NASDAQ Listing Rules for minimum stockholders’ equity and the minimum bid price of $1.00 per share, the Company’s common stock will be delisted from The NASDAQ Capital Market.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

      For more information about PBI and this press release, please click on the following links:http://www.pressurebiosciences.com